                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1*)

                               USA Networks, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    902984103
                                 (CUSIP Number)

                                February 4, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.: 902984103
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Microsoft Corporation

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         91-1144442
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Washington
--------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          53,318,277
                 OWNED BY                 --------------------------------------
                   EACH                     6        SHARED VOTING POWER
                REPORTING
                  PERSON                             -0-
                   WITH                   --------------------------------------
                                            7        SOLE DISPOSITIVE POWER

                                                     53,318,277
                                          --------------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         53,318,277
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13G
                        RELATING TO THE COMMON STOCK OF
                               USA NETWORKS, INC.

     This Amendment No. 1 is being filed to correct a miscalculation in the percentage ownership of common stock of USA Networks, Inc. that may be deemed to be beneficially owned by Microsoft Corporation.

Item 1.

          (a)  Name of Issuer: USA Networks, Inc. (the "Issuer")

          (b) Address of principal executive offices of the Issuer: 152 West 57th Street, New York, New York 10019

Item 2.

          (a) Name of Persons Filing: Microsoft Corporation ("Microsoft"). Shares beneficially owned by Microsoft are held in the name of Microsoft E-Holdings, Inc., a wholly-owned subsidiary of Microsoft.

          (b) Address of Principal Business Office: One Microsoft Way, Redmond, Washington 98052

          (c) Citizenship: Microsoft is a corporation incorporated under the laws of the State of Washington

          (d)  Title of Class of Securities: Common Stock, $.01 par value

          (e)  CUSIP Number: 902984103

Item 3.   Not Applicable

Item 4.   Ownership.

          (a)  Amount beneficially owned: 53,318,277

          (b)  Percent of class: 14.1%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote 53,318,277
               (ii)  Shared power to vote or to direct the vote -0-
               (iii) Sole power to dispose or to direct the disposition of
                     53,318,277
               (iv)  Shared power to dispose or to direct the disposition of -0-

Item 5.   Ownership of Five Percent or Less of a Class:  Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
          Not Applicable

Item 8.   Identification and Classification of Members of the Group: Not
          Applicable

Item 9.   Notice of Dissolution of a Group: Not Applicable

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 19, 2002
                                     Date

                                     MICROSOFT CORPORATION

                                     By  /s/ Richard E. Belluzzo
                                        ----------------------------------------
                                         Richard E. Belluzzo, President and
                                         Chief Operating Officer